Exhibit 99.1
Optical Communication Products Elects
Joseph Y. Liu as Non-Executive Chairman
WOODLAND HILLS, Calif., — August 1, 2007 — Optical Communication Products, Inc.’s (Nasdaq: OCPI) (“OCP”) board of directors today announced that they have elected Joseph Y. Liu as non-executive chairman of the board. Mr. Liu is currently president and chief executive officer of Oplink Communications, Inc. (Nasdaq: OPLK) (“Oplink”) and has been an OCP board member since his appointment on June 19, 2007. Mr. Liu succeeds Dr. Muoi V. Tran, who resigned in June.
On June 6, 2007, Oplink completed its purchase of a 58.1% interest in OCP from The Furukawa Electric Co., Ltd., and on June 19 Oplink and OCP signed a definitive merger agreement by which Oplink will acquire OCP’s remaining shares, subject to approval of two-thirds of the outstanding OCP shares not currently held by Oplink.
As part of the merger agreement, OCP’s board was expanded to nine members, with the appointments of Joseph Y. Liu, Leonard J. Leblanc, Chieh Chang and Jesse W. Jack, current Oplink board members, and Dr. Robert Shih, an Oplink officer. The other members of the Board are Philip F. Otto, OCP’s president and CEO, and OCP’s independent directors, Hobart Birmingham, Dr. Stewart D. Personick and David Warnes. Oplink and OCP intend that this board composition will remain in effect until the proposed acquisition is completed.
This transaction is expected to close in September 2007. Upon completion of the acquisition, OCP will become a privately-held company and wholly owned subsidiary of Oplink, a leading photonic components, intelligent modules, and subsystems solution provider.
About Optical Communication Products, Inc.
Founded in 1991, OCP designs, manufactures and sells a comprehensive line of fiber optic components for metropolitan, local area and fiber-to-the-home networks. Its global speed-to-market strategy calls for increased international market penetration, fast-paced product development and flexible, turnkey manufacturing capacity. The Company’s product lines include optical transceivers, transmitters and receivers. For more information, visit OCP’s web site at www.OCP-inc.com.
Additional Information About the Acquisition of the Remaining Shares of OCP and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of the remaining shares of OCP by Oplink. In connection with such proposed acquisition, OCP will file a proxy statement and other materials with the SEC. We urge investors to read the proxy statement and these other materials carefully when they become available because they will contain important information about OCP and the proposed acquisition. Investors will be able to obtain free copies of the proxy statement and white proxy card (when available) as well as other filed documents containing information about OCP at http://www.sec.gov, the SEC’s Web site. Free copies of OCP’s SEC filings are also available on the investor relations portion of OCP’s web site at www.ocp-inc.com.

Participants in the Solicitation
OCP and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OCP shareholders with respect to the proposed acquisition of the remaining shares of OCP. Information regarding the officers and directors of OCP is set forth in OCP’s Proxy Statement on Schedule 14A for its 2007 Annual Meeting of stockholders, filed with the SEC on December 22, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed acquisition.
OCP’s Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include (A) factors relating to the Company and the fiber optic communications industry, such as (i) the risk that our customers are unable to reduce their inventory levels in the near-term and (ii) the risk that we are unable to diversify and increase our customer base; (B) factors relating to the acquisition of OCP Asia, such as (i) the possibility that the anticipated benefits from the acquisition cannot be fully realized, (ii) our ability to successfully integrate the operations of OCP Asia with those of OCP, and the possibility that costs or difficulties related to the integration will be greater than expected, (iii) our ability to implement future business and acquisition strategies, and (iv) our ability to retain personnel of OCP Asia; (C) factors relating to our manufacturing contract with SAE Magnetics, such as the possibility that the expected benefits from that contract will not be fully realized or will be delayed; (D) factors relating to doing business in Taiwan and The People’s Republic of China, such as, but not limited to (i) risks relating to political and diplomatic issues between Taiwan and The People’s Republic of China, (ii) difficulty of managing global operations, including staffing and managing foreign operations, (iii) differing labor regulations, and (iv) foreign currency risk; (E) factors relating to Furukawa’s sale of its shares of OCP capital stock; and (F) factors relating to Oplink’s proposal to acquire the publicly held shares of OCP capital stock, including the risk that the acquisition may not be consummated. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Media Contact:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750